 Exhibit 3 - An Amendment to the Articles of Organization

Federal Identification No. 04-2455639

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108

ARTICLES OF AMENDMENT
(General Laws, Chapter 156B, Section 72)

We, A. Neil Pappalardo, Chairman and Barbara A. Manzolillo, Clerk of Medical Information Technology, Inc., located at Meditech Circle, Westwood, MA 02090, certify these Articles of Amendment affecting articles numbered III and IV of the Articles of Organization were duly adopted at a meeting held on September 20, 2004.

To amend Article III of the Company's Articles of Organization to increase the authorized Common Stock, par value $1.00 per share, from 35,000,000 shares to 40,000,000 shares and to eliminate the Company's authorized Class A and Class B Preferred Stock.

To amend Article IV of the Company's Articles of Organization to delete all references to Class A and Class B Preferred Stock and replace the existing text of Article IV in its entirety with the following: "If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established: None".

The foregoing amendment will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

SIGNED UNDER THE PENALTIES OF PERJURY, this 24th day of September, 2004.

/s/ A. Neil Pappalardo, Chairman
/s/ Barbara A. Manzolillo, Clerk

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF AMENDMENT
(General Laws, Chapter 156B, Section 72)

I hereby approve the within Articles of Amendment and, the filing fee in the amount of $5,095.88 having been paid, said articles are deemed to have been filed with me this 24th day of September, 2004.

/s/ William Francis Galvin
Secretary of the Commonwealth